DELAWARE INVESTMENTS(r) DIVIDEND AND INCOME FUND, INC.

FORM N-SAR
Annual Period Ended November 30, 2010

SUB-ITEM 77C:   MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS
The Fund held a Special Meeting of Shareholders on November 17, 2010.  At the meeting, the
Fund's shareholders approved a proposal to amend the conditions under which the Fund may conduct a tender offer (the "Proposal").  Accordingly, the Fund has now committed to conduct an annual tender offer when, under certain circumstances, the Fund is trading at an average discount of 10% or more from NAV during its 12-week measurement period.  The 12-week measurement period, beginning in the first calendar quarter and ending in the second calendar quarter, will continue to be designated by the Fund's Board of Directors.

Prior to shareholder approval of the Proposal, the Fund committed to conduct an annual tender offer when, under certain circumstances, the Fund was trading at an average discount of 3% or more from NAV during its 12-week measurement period.

The results of the meeting were as follows:

Shares Voted For
4,451,690
Shares Voted Against or Withheld
612,588
No Ballot Received
4,284,764

SUB-ITEM 77K:   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

Due to independence matters under the Securities and Exchange Commission's auditor independence rules relating to the January 4, 2010 acquisition of Delaware Investments
(including Delaware Management Company, Delaware Distributors, L.P. and Delaware Service
Company, Inc.) by Macquarie Group, Ernst & Young LLP ("E&Y") has resigned as the independent registered public accounting firm for Delaware Investments(r) Dividend and Income
Fund, Inc. (the "Fund") effective May 20, 2010.  At a meeting held on May 20, 2010, the Board of Directors of the Fund, upon recommendation of the Audit Committee, selected
PricewaterhouseCoopers LLC ("PwC") to serve as the independent registered public accounting firm for the Fund for the fiscal year ending November 30, 2010.  During the fiscal years ended
November 30, 2008 and November 30, 2009, E&Y's audit reports on the financial statements of the Fund did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.  In addition, there were no disagreements between the Fund and E&Y on accounting principles, financial statements disclosures or audit scope, which, if not resolved to the satisfaction of E&Y, would have caused them to make reference to the disagreement in their reports.  Neither the Fund nor anyone on its behalf has consulted with PwC at any time prior to their selection with respect to the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Fund's financial statements.

SUB-ITEM 77Q1(f):   EXHIBITS

Exhibit to Form N-SAR filed in response to N-SAR Item 77K attached as Exhibit.

WS: MFG_Philadelphia: 844426: v1

WS: MFG_Philadelphia: 844426: v1